Exhibit (a)(5)(8)
Each of The Stock Exchange of Hong Kong Limited and NASDAQ takes no responsibility for the contents of this announcement, makes no representation as to its accuracy or completeness, and expressly disclaims any liability whatsoever for any loss howsoever arising from or in reliance upon the whole or any part of the contents of this announcement.
THIS TRANSACTION HAS NOT BEEN APPROVED OR DISAPPROVED BY THE US SECURITIES AND EXCHANGE COMMISSION OR BY ANY US STATE SECURITIES COMMISSION, NOR HAS THE SEC OR ANY US STATE SECURITIES COMMISSION PASSED UPON THE MERITS OR FAIRNESS OF THE TRANSACTION NOR UPON THE ADEQUACY OR ACCURACY OF THE INFORMATION CONTAINED IN THIS ANNOUNCEMENT. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
This announcement appears for information purposes only and does not constitute an invitation or offer to acquire, purchase or subscribe for securities of TOM or TOM Online.
To the extent the offers referred to in this announcement are being or to be made into the United States, they are being made or to be made directly by TOM. References in this announcement to offers being made or to be made by Goldman Sachs on behalf of TOM should be construed accordingly.

PROPOSED PRIVATISATION OF
TOM ONLINE INC.
BY
TOM GROUP LIMITED
BY WAY OF A SCHEME OF ARRANGEMENT
(UNDER SECTION 86 OF THE COMPANIES LAW OF THE CAYMAN ISLANDS)
AT THE PRICE OF HK$1.52 PER SCHEME SHARE
(INCLUDING SCHEME SHARES UNDERLYING ADSs)
PROPOSED ADJOURNMENT OF COURT MEETING AND EGM
Financial Adviser to TOM Group Limited
Goldman Sachs (Asia) L.L.C.
Independent Financial Adviser to the Independent Board Committee of
TOM Online Inc.

It is proposed that the Court Meeting and the EGM convened to be held on 8 June 2007 be adjourned to a later date so that the Shareholders and ADS Holders will have additional time to consider the Scheme. TOM has made an application to the Executive for, and the Executive has granted, consent under Rule 15.5 of the Takeovers Code to extend the latest time by which the Scheme may become or be declared unconditional as to acceptances, until 3 August 2007. The board of directors of TOM Online has consented to the extension applied for so as to allow the Court Meeting and the EGM to be adjourned. The Court Meeting and the EGM will still be held on 8 June 2007, at which an ordinary resolution will be put to the Independent Shareholders and the Shareholders, respectively, for approving the adjournment of the relevant Meeting to a later date.
An announcement will be made after the convening of the Court Meeting and the EGM on 8 June 2007 to inform Shareholders of the results of the Meetings. If the Meetings are adjourned, revised notices of the adjourned Court Meeting and EGM will be issued and a revised expected timetable will be announced as soon as practicable. TOM and TOM Online also propose to issue a supplement to the Scheme Document to Shareholders and ADS Holders which will include, among other things, revised notices of the adjourned Court Meeting and EGM, and a revised expected timetable. In the event that the ordinary resolutions for the adjournment of the Meetings are not passed, the Meetings will proceed.
Introduction
Reference is made to the joint announcement dated 9 March 2007 made by TOM Group Limited (“TOM”) and TOM Online Inc. (“TOM Online”), the announcement dated 28 March 2007 made by TOM Online, the joint announcement dated 30 March 2007 made by TOM and TOM Online, the announcement dated 11 April 2007 made by TOM, the announcement dated 25 April 2007 made by TOM and the joint announcement dated 30 April 2007 made by TOM and TOM Online. Terms defined in the composite document dated 30 April 2007 containing, among other things, details of the Proposals (the “Scheme Document”) have the same meaning when used in this announcement unless otherwise defined herein.
The Court Meeting and the EGM were convened to be held at the Conference Room, Regus Conference Centre, 35th Floor, Central Plaza, 18 Harbour Road, Wanchai, Hong Kong on 8 June 2007 at 3:00 p.m. and 3:30 p.m. (or as soon thereafter as the Court Meeting convened for the same day and place shall have been concluded or adjourned), respectively.
According to information provided by Georgeson (the global information agent in the US engaged by TOM in relation to the Scheme), the voting participation of ADS Holders which submitted ADS Voting Instruction Cards by the ADS Voting Instruction Due Date was low based on what would be typically expected for a transaction of this nature. It is understood that the Scheme Shares beneficially owned by ADS Holders through the ADS Depositary represent a significant proportion of all Scheme Shares.
Proposed adjournment of Court Meeting and EGM
In view of the low level of participation of ADS Holders, it is proposed that the Court Meeting and the EGM be adjourned to a later date so that the Shareholders and ADS Holders will have additional time to consider the Scheme. It is envisaged that by giving Shareholders and ADS Holders additional time to consider the Scheme, they would gain a better and more comprehensive understanding of the Scheme and it is hoped that this will result in an increase of the overall level of participation from the Shareholders and ADS Holders.
The Court Meeting and the EGM will still be held on 8 June 2007, at which an ordinary resolution will be put to the Independent Shareholders and the Shareholders, respectively, for approving the adjournment of the relevant Meeting to a later date.
An announcement will be made after the convening of the Court Meeting and the EGM on 8 June 2007 to inform Shareholders of the results of the Meetings. If the Meetings are adjourned, revised notices of the adjourned Court Meeting and EGM will be issued and a revised expected timetable will be announced as soon as practicable. TOM and TOM Online also propose to issue a supplement to the Scheme Document to Shareholders and ADS Holders which will include, among other things, revised notices of the adjourned Court Meeting and EGM, and a revised expected timetable. In the event that the ordinary resolutions for the adjournment of the Meetings are not passed, the Meetings will proceed.
The Grand Court of the Cayman Islands will necessarily be involved in the process of approving any proposed supplement to the Scheme Document and directing the dispatch thereof. As the next practicable date upon which the Scheme will be before the Grand Court is 27 June 2007, the adjourned Court Meeting and EGM will be held after the 60th day after the date of the Scheme Document (i.e. the 60th day after 30 April 2007, being 29 June 2007) if a supplement to the Scheme Document is issued. Under Rule 15.5 of the Takeovers Code, except with the consent of the Executive, an offer may not become or be declared unconditional as to acceptances after the 60th day after the day of the posting of the initial offer document. TOM has made an application to the Executive for, and the Executive has granted, consent under Rule 15.5 of the Takeovers Code to extend the latest time by which the Scheme may become or be declared unconditional as to acceptances, until 3 August 2007.
The Independent Board Committee has received a letter from ING, the Independent Financial Adviser. ING was of the opinion that the Independent Board Committee should consider supporting TOM Online in consenting to the extension requested by TOM, provided that the relevant authorities approve the extension. The board of directors of TOM Online has consented to the extension so as to allow the Court Meeting and the EGM to be adjourned.

By Order of the Board of TOM Group Limited Angela Mak Executive Director	By Order of the Board of TOM Online Inc. Peter Schloss Executive Director
Hong Kong, 6 June 2007

As at the date of this announcement, the directors of TOM are:

Executive Directors:	Non-executive Directors:	Independent non-executive Directors:
Ms. Tommei Tong	Mr. Frank Sixt (Chairman)	Mr. Henry Cheong
Ms. Angela Mak	Ms. Debbie Chang	Ms. Anna Wu
	Mrs. Susan Chow	Mr. James Sha
Mr. Edmond Ip
Mrs. Angelina Lee
Mr. Wang Lei Lei
The directors of TOM jointly and severally accept full responsibility for the accuracy of the information contained in this announcement (other than that relating to the TOM Online Group) and confirm, having made all reasonable enquiries, that to the best of their knowledge, opinions expressed in this announcement (other than that relating to the TOM Online Group) have been arrived at after due and careful consideration and there are no other facts not contained in this announcement, the omission of which would make any statement in this announcement (other than that relating to the TOM Online Group) misleading.
As at the date of this announcement, the directors of TOM Online are:

Executive Directors:	Non-executive Directors:	Independent non-executive Directors:
Mr. Wang Lei Lei	Mr. Frank Sixt (Chairman)	Mr. Gordon Kwong
Mr. Jay Chang	Ms. Tommei Tong (Vice Chairman)	Mr. Ma Wei Hua
Mr. Peter Schloss	Ms. Angela Mak	Dr. Lo Ka Shui
Ms. Elaine Feng
Mr. Fan Tai	Alternate Director:
Mrs. Susan Chow
(Alternate to Mr. Frank Sixt)
This announcement, for which the directors of TOM Online collectively and individually accept full responsibility, includes particulars given in compliance with the Rules Governing the Listing of Securities on the Growth Enterprise Market of the Stock Exchange for the purpose of giving information with regard to TOM Online. The directors of TOM Online, having made all reasonable enquiries, confirm that, to the best of their knowledge and belief: (i) the information contained in this announcement (other than information in relation to TOM Group and parties acting in concert with them (except the TOM Online Group)) is accurate and complete in all material respects and not misleading; (ii) there are no other matters the omission of which would make any statement in this announcement misleading; and (iii) all opinions expressed in this announcement (other than that relating to TOM Group and parties acting in concert with them (except the TOM Online Group)) have been arrived at after due and careful consideration and are founded on bases and assumptions that are fair and reasonable.
This announcement will remain on GEM website on the “Latest Company Announcements” page for a minimum period of 7 days from the date of publication.
*	for identification purpose

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